EXHIBIT 99.01

For information contact

Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS FIRST QUARTER EARNINGS

LAS VEGAS, May 6, 2003 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of its operations for the first quarter ended March 31, 2003.

The Company reported net revenues of $71.3 million for the three months ended March 31, 2003, an increase of 16%, or $9.7 million, compared with $61.5 million in the prior year’s quarter.  Net income was $3.3 million for the three months ended March 31, 2003, an increase of 113%, or $1.8 million, compared with net income of $1.6 million in the prior year’s quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $13.9 million for the quarter ended March 31, 2003, an increase of 38%, or $3.8 million, compared with EBITDA of $10.1 million for the same quarter in 2002.

See footnote (2) to the below Selected Financial Information for a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

During the first quarter of 2003, the Company completed its acquisition of the slot route assets of Anchor Coin, a subsidiary of International Game Technology, Inc. In conjunction with that acquisition, the Company completed a $47.0 million debt offering in February 2003.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2003 financial results on Wednesday, May 7, 2003 beginning at 2 p.m. Eastern/11 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 992-7413, moderator name “Mary Beth Higgins.”  A replay of the call will be available beginning one hour after the completion of the call and until Friday, May 9, 2003 at 5 p.m. Pacific Time.  To access the replay, call (800) 839-0860, PIN No. 1290.  A written transcript of the first quarter earnings call will be posted on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be available on the Company’s web site for a period of at least 12 months.

HERBST GAMING

SELECTED FINANCIAL INFORMATION

Three Months Ended March 31,
2002	2003
(dollars in thousands)
Income statement data:

Revenues:
Route operations	$44,890	$53,783
Casino operations	18,446	19,521
Other	658	724
Total revenues	63,994	74,028
Promotional allowances – route	(46)	(103)
Promotional allowances – casino	(2,399)	(2,636)
Net revenues	61,549	71,289

Cost of revenues
Route operations	36,661	42,610
Casino operations	12,139	12,121
Depreciation and amortization	3,829	5,217
General and administrative	2,751	2,766
Total costs and expenses	55,380	62,714
Income from operations	6,169	8,575
Interest income	94	80
Interest (expense)	4,694	5,323
Gain (loss) on sale of assets	(1)	4
Net income	$1,568	$3,336

Other data:

Ratio of earnings to fixed charges (1)	1.3	x	1.6	x
Net cash provided by operating activities	$1,499	$5,151
Net cash used in investing activities	(1,262)	(60,356)
Net cash (provided by) used in financing activities	(186)	45,700
Capital expenditures	1,239	2,942
Route EBITDA (2)	8,183	11,070
Casino EBITDA (2)	3,908	4,764
Other EBITDA (2)	658	724
Corporate EBITDA (2)	(2,658)	(2,682)
Consolidated EBITDA (2)	10,091	13,876

Reconciliation of net income to EBITDA:
Net income	$1,568	$3,336
Interest expense	4,694	5,323
Depreciation and amortization	3,829	5,217
Consolidated EBITDA (2)	$10,091	$13,876

Balance Sheet Data:
Cash and cash equivalents	$55,035	$45,530
Total assets	183,713	233,042
Total debt (3)	167,941	217,065
Stockholders’ equity (deficiency)	(1,235)	1,201

(1)               For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized.

(2)               Consolidated EBITDA consists of net income plus depreciation and amortization, and interest expense net of capitalized interest.  Segment EBITDA for route and casino is calculated before allocation of overhead.  Other EBITDA represents other revenues and corporate EBITDA represents general and administrative expenses plus interest income and gain (loss) on sale of assets.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because we believe it is frequently used by securities analysts, investors and in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

(3)               Total debt consists of the current and long-term portions of notes payable to related parties and long-term debt for all periods presented.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.